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                                                                Exhibit 12

                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNING TO FIXED CHARGES
                        ($ in millions, except ratio)


                                                        Twelve
                                                      weeks ended
                                                     March 23, 2001
                                                     --------------

Income before income taxes                                  $190
Loss/(income) related to equity method investees             (2)
                                                           _____
                                                             188
Add/(deduct):
 Fixed charges                                                53
 Interest capitalized                                        (16)
 Distributed income of equity method investees                 -
                                                           _____
     Earnings available for fixed charges                  $ 225
                                                           =====

Fixed charges:

 Estimate of the interest within rent expense
  method investees                                         $  15
 Interest expensed and capitalized(1)                         38
                                                           _____
Total fixed charges                                        $  53
                                                           =====
Ratio of earnings to fixed charges                           4.2
                                                           =====

(1) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.